4:

Pursuant to a Board approved vote on December 7, 2006, Fidelity Commonwealth Trust II commenced a new series of shares, Fidelity Large Cap Growth Enhanced Index Fund, and new classes of shares, Initial Class, on April 26, 2007.

Pursuant to a Board approved vote on December 7, 2006, Fidelity Commonwealth Trust II commenced a new series of shares, Fidelity Large Cap Value Enhanced Index Fund, and new classes of shares, Initial Class, on April 26, 2007.

Pursuant to a Board approved vote on December 7, 2006, Fidelity Commonwealth Trust II commenced a new series of shares, Fidelity Large Cap Core Enhanced Index Fund, and new classes of shares, Initial Class, on April 26, 2007.